Exibit 34.2

Report of Independent Registered Public Accounting Firm

The Board of Directors
Wells Fargo Bank, National Association:

We have examined management’s assertion, included in the accompanying ASSESSMENT OF COMPLIANCE WITH THE APPLICABLE SERVICING CRITERIA, that the Corporate Trust Services division of Wells Fargo Bank, National Association (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB (the “Servicing Criteria”) for asset‑backed securities (“ABS”) transactions for which the Company provides trustee (except Delaware trustee or owner trustee) and/or paying agent services either itself or through a subservicer engaged to perform such services on its behalf, or a combination of both, and for which either (i) some or all of the issued securities for such ABS transactions were publicly offered pursuant to a registration statement delivered under the Securities Act of 1933, as amended, or (ii) the issued securities for such ABS transactions were privately offered pursuant to an exemption from registration and the Company has an obligation under the transaction agreements to deliver an assessment of compliance with the applicable Servicing Criteria under Item 1122(d) of Regulation AB; provided however that, the platform excludes (a) any transactions for which the securities issued are mortgage‑backed securities or mortgage‑related asset‑backed securities and (b) certain transactions for which the issuing entity has a fiscal year that ends on a date other than the end of the calendar year (the “ABS Platform”) as of and for the twelve months ended December 31, 2021 (the “Period”). The ten‑month period from January 1, 2021 to and including October 31, 2021 is referred to herein as the “Pre‑Sale Period”, and the two‑month period from November 1, 2021 to and including December 31, 2021 is referred to herein as the “Post‑Sale Period”.

Applicable Servicing Criteria for the Pre‑Sale Period: Management has determined that the Servicing Criteria set forth in Item 1122(d) are applicable to the Company’s obligations in the related transaction agreements with respect to the ABS Platform for the Pre‑Sale Period, except for the following Servicing Criteria: 1122(d)(1)(v), 1122(d)(2)(iii), 1122(d)(3)(i)(B), 1122(d)(3)(i)(C), 1122(d)(3)(i)(D), 1122(d)(4)(ii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xiv), which management has determined are not applicable to the Company’s obligations in the related transaction agreements with respect to the ABS Platform for the Pre‑Sale Period; provided however that, with respect to the ABS Platform (a) Servicing Criterion 1122(d)(3)(i)(A) is applicable only as it relates to the Company’s obligation to distribute or make available to investors, in accordance with the timeframes set forth in the transaction agreements, the relevant investor reports received by the Company from the entity preparing such reports; (b) Servicing Criterion 1122(d)(3)(ii) is applicable only as it relates to the Company’s obligation to make remittances to investors in accordance with the transaction agreements; and (c) Servicing Criterion 1122(d)(4)(iii) is applicable only as it relates to the Company’s obligation to obtain an Officer’s Certificate from the servicer and report any additions, removals and substitutions to investors on the relevant investor report, in each case, in accordance with the transaction agreements (the “Pre‑Sale Applicable Servicing Criteria”).

With respect to Pre‑Sale Applicable Servicing Criteria 1122(d)(1)(ii), 1122(d)(4)(i) and 1122(d)(4)(xv), management has determined that there were no activities performed during the Period with respect to the ABS Platform, because there were no occurrences of events that would require the Company to perform such activities. Appendix A to the ASSESSMENT OF COMPLIANCE WITH THE APPLICABLE SERVICING CRITERIA identifies the individual asset‑backed transactions and securities defined by management as constituting the ABS Platform.

Applicable Servicing Criteria for the Post‑Sale Period: Management has determined that the following servicing criteria set forth in Item 1122(d) are applicable to the Company’s obligations in the related transaction agreements with respect to the ABS Platform for the Post‑Sale Period: 1122(d)(1)(ii), 1122(d)(1)(iv), and 1122(d)(2)(vi) (the “Post‑Sale Applicable Servicing Criteria,” and together with the Pre‑Sale Applicable Servicing Criteria, the “Applicable Servicing Criteria”).

Management is responsible for the Company’s compliance with the Servicing Criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the Applicable Servicing Criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants to obtain reasonable assurance and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the Applicable Servicing Criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset‑backed transactions and securities that comprise the ABS Platform, testing selected servicing activities related to the ABS Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the Applicable Servicing Criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the Applicable Servicing Criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned Pre‑Sale Applicable Servicing Criteria during the Pre‑Sale Period and the Post‑Sale Applicable Servicing Criteria during the Post‑Sale Period as of and for the twelve months ended December 31, 2021 is fairly stated, in all material respects.

/s/KPMG LLP

Chicago, Illinois
February 21, 2022